UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2023

Medalist Diversified REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-38719	47-5201540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1051 E. Cary Street Suite 601

James Center Three

Richmond, VA, 23219

(Address of principal executive offices)

(804) 344-4435

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of each Exchange on Which Registered	Trading Symbol(s)
Common Stock, $0.01 par value	Nasdaq Capital Market	MDRR
8.0% Series A Cumulative Redeemable Preferred Stock, $0.01 par value	Nasdaq Capital Market	MDRRP

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2023, in connection with the Cooperation Agreement described in Item 8.01 below, the Board of Directors (the “Board”) of Medalist Diversified REIT, Inc. (the “Company”) increased the size of the Board from five (5) to six (6) directors and appointed Francis P. Kavanaugh to the Board, effective May 24, 2023, for a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). The Cooperation Agreement also provides that the Company will nominate Mr. Kavanaugh for re-election at the 2023 Annual Meeting, for a term expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). In addition, pursuant to the Cooperation Agreement, Mr. Kavanaugh was appointed as a member of the previously announced Special Committee of the Board charged with the exploration of potential strategic alternatives in order to maximize stockholder value.

The Board has determined that Mr. Kavanaugh is an independent director as defined in the listing standards of The Nasdaq Stock Market LLC and the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”). Mr. Kavanaugh will participate in the Company’s compensation program for its independent directors.

Other than the Cooperation Agreement, there are no arrangements or understandings between Mr. Kavanaugh and any other person pursuant to which he was selected as a director, and Mr. Kavanaugh is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On May 24, 2023, the Company issued a press release announcing the appointment of Mr. Kavanaugh to the Board and the Special Committee of the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On May 24, 2023, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with Mr. Kavanaugh. The information contained in Item 5.02 of this Current Report on Form 8-K regarding the Cooperation Agreement is incorporated by reference into this Item 8.01.

During the term of the Cooperation Agreement (as described below), Mr. Kavanaugh will be subject to customary standstill restrictions, including, but not limited to, nominating, recommending for nomination or giving notice of intent to nominate or recommend for nomination a person for election at any annual or special meeting of stockholders at which the Company’s directors are to be elected (a “Stockholder Meeting”), initiating, encouraging or participating in any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors, and submitting, initiating, making or being a proponent of any stockholder proposal for consideration at, or bringing any business before, any Stockholder Meeting.

The term of the Cooperation Agreement begins on May 24, 2023 and continues until the earlier of (i) the day following the 2024 Annual Meeting, (ii) the consummation of a sale of all or substantially all of the assets of the Company, (iii) the consummation of a merger or other business combination, or (iv) Mr. Kavanaugh’s resignation from the Board.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement, dated May 24, 2023, by and among Francis P. Kavanaugh and the Company
99.1	Press Release dated May 24, 2023
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALIST DIVERSIFIED REIT, INC.

Dated: May 24, 2023	By:	/s/ Thomas E. Messier
Thomas E. Messier
Chief Executive Officer, Chairman of the Board, Treasurer and Secretary